Exhibit 99.1

Contact:
Jonathan Lloyd Jones	Seth Lewis
Vice President & CFO	Senior Vice President
Columbia Laboratories, Inc.	The Trout Group LLC
(617) 639-1500	(646) 378-2952

FOR IMMEDIATE RELEASE

Columbia Laboratories Expands Board of Directors

Dr. Frank Armstrong and Dr. Nikin Patel Appointed Directors of the Company and

Dr. Martyn Davies Appointed Advisor to its Board of Directors

BOSTON, MA – September 16, 2013 – Columbia Laboratories, Inc. (Nasdaq: CBRX) today announced that its Board of Directors has appointed three experienced healthcare executives with over 65 years collective industry experience to its Board of Directors, effective immediately. Dr. Frank Armstrong and Dr. Nikin Patel have been appointed Directors of the Company, and Dr. Martyn Davies will serve as an Advisor to the Company’s Board. Drs. Davies and Patel are co-founders of Molecular Profiles Ltd. (“Molecular Profiles”).

Steve Kasnet, Chairman of Columbia’s Board of Directors, said, “We are pleased to welcome Drs. Armstrong, Patel and Davies to our Board of Directors. We look forward to benefiting from the insight and vast industry experience these knowledgeable individuals will bring.”

Dr. Frank Armstrong has over 20 years of experience in development and management at major pharmaceutical and leading biotechnology companies, spanning all aspects of the drug evaluation, development and commercialization processes. Dr. Armstrong led Medical Science and Innovation in R&D at Merck Serono and previously led Worldwide Product Development at Bayer AG and the Worldwide Medical Organization at Zeneca. He also served as CEO of Fulcrum Pharma plc and President and CEO of CuraGen Corp., among others.

Dr. Armstrong holds an honours degree and MBChB in Biochemistry and Medicine1 from the University of Edinburgh in Scotland. He was elected as a Fellow of the Faculty of Pharmaceutical Physicians (FFPM) in 1994, and Fellow of Royal College of Physicians, Edinburgh (FRCPE) in 1993. He currently serves on the Boards of six healthcare companies: Summit plc (non-executive Chairman), Asceneuron SA (executive Chairman), Xceleron (Chairman), Actino Pharma, Entelos and CardioRentis (non-executive Director).

Dr. Nikin Patel is the founding Chief Executive Officer of Molecular Profiles. Dr. Patel has over 15 years’ technical experience centered on pharmaceutical analysis and formulation development. His leadership was recognized externally through the U.K.’s most prestigious industry accolade, the Queen’s Award for Enterprise, won by Molecular Profiles both in 2007 and 2011 in the Innovation category.

Dr. Patel holds a first class honours degree and Ph.D. in Pharmacy from the University of Nottingham, and is a Member of the Royal Pharmaceutical Society (MRPharmS). In addition to Columbia Laboratories, he is currently a director of Regentec Ltd, a regenerative medicine company.

Dr. Martyn Davies has over 30 years’ experience in the pharmaceutical, biopharmaceutical and drug delivery fields. He co-founded Molecular Profiles in 1997 as a spin-out company from his academic laboratory, and served as the company’s Founder-Chairman until its acquisition by Columbia Laboratories in September 2013. He played a key role in Molecular Profiles’ strategic development and also in leading and consulting on many technical projects for clients. Dr. Davies is also a Professor at the University of Nottingham’s School of Pharmacy.

[1]	The MBChB is awarded as M.D. in the United States.

4 Liberty Square • Fourth Floor • Boston, MA 02109

TEL: (617) 639-1500 • FAX: (617) 482-0618 • http://www.columbialabs.com

Columbia Laboratories Expands Board of Directors
September 16, 2013	Page 2

Dr. Davies holds a first class honours degree in Pharmacy from Brighton Polytechnic and a Ph.D. from King’s College, University of London. He has authored or co-authored more than 370 articles, is a Fellow of the Royal Society for Chemistry (FRSC) and Royal Pharmaceutical Society of Great Britain (FRPharmS), and is a past President of the Controlled Release Society (2011-12).

About Columbia Laboratories

Columbia Laboratories, Inc. is a profitable company with a rich heritage in drug development. The Company’s revenue streams include sales and royalty revenues from CRINONE® 8% (progesterone gel), which is marketed by Actavis, Inc. in the United States and by Merck Serono S.A. in over 60 foreign countries, and revenues from its wholly-owned subsidiary Molecular Profiles Ltd., a U.K.-based provider of pharmaceutical formulation development and manufacturing services. For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “intends,” “anticipates,” “potential,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ from the forward-looking statements include, but are not limited to, the following: the successful transfer of quality management and technical support for CRINONE manufacturing activities to Molecular Profiles; Molecular Profiles’ ongoing ability to retain current and attract new customers; Columbia’s ability to realize the expected level of savings from operational synergies related to the acquisition of Molecular Profiles; the effect of converting Molecular Profiles’ financial statements from U.K. to U.S. GAAP; Actavis’ and Merck Serono’s success in marketing CRINONE for use in infertility in their respective markets; difficulties or delays in manufacturing; the availability and pricing of third-party sourced products and materials; successful compliance with FDA, MHRA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in laws and regulations; the ability to obtain and enforce patents and other intellectual property rights; the impact of competitive products and pricing; the cost of evaluating potential strategic transactions; the strength of the United States dollar relative to international currencies, particularly the British pound and euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the SEC including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2012. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein.

CRINONE® is a registered trademark of Actavis, Inc. in the U.S. and of Merck Serono S.A. outside the U.S. Molecular Profiles™ is a registered trademark of Molecular Profiles Ltd.

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4 Liberty Square • Fourth Floor • Boston, MA 02109

TEL: (617) 639-1500 • FAX: (617) 482-0618 • http://www.columbialabs.com